EXHIBIT 99.2

Inuvo, Inc. Second Quarter 2024 August 8, 2024

Operator Comments:

Good afternoon, and welcome to INUVO’s 2024 Second Quarter Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.

Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good afternoon.

I’d like to thank everyone for joining us today for the INUVO second quarter 2024 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we plan to file our 10-Q with the Securities and Exchange Commission this evening.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Natalya and thanks, everyone for joining us today.

We are pleased to report that for the quarter ended June 30, 2024, we delivered 9.4% year-over-year growth. For the 1st half of the year, we’ve delivered a healthy 23.6% year-over-year growth coming off a strong 2nd half of 2023, where we grew 32% year-over-year.

The third quarter has started off strong, with unaudited revenue coming in around $7.7 million for the month of July as compared to the roughly $5.9 million dollar per month average through the first half of 2024.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

We also experienced a significant improvement in Adjusted EBITDA within the quarter, with a $1.1 million dollar improvement year-over-year and a $2.4 million improvement for the first half as compared to the prior year. Free cash flow has also improved over the first half of 2024 in comparison to last year. Wally will share more details about our Q2 2024 financial results shortly.

We’ve had strong momentum within existing and new clients, we’ve had some wins with our newer product sales, and we’ve had a material and what we believe to be positive event occur across our industry within the second quarter. What I would like to do now is spend my time discussing these items.

Let’s begin with the industry. Google announced a new position on the deprecation of cookies within the Chrome browser this past quarter.  For several years now, Google has been developing an alternative technology to replace cookies. This technology has aptly been named the Privacy Sandbox.

Unlike Apple, with their Safari browser, Google, whose business is predominately advertising, has had to satisfy a chorus of constituents that include governments, the AdTech industry, the Consumer Data Industry and various other groups with a vested interest in the cookies survival.

Now, it’s very likely their efforts to satisfy all parties has been difficult and consequently, what they appear to have decided to now do is put the power of making the decision about the cookie in the hands of consumers. As a reminder, the cookie is the way your browser tracks your activity around the internet and the means through which consumer data is accessed.

Google has not been specific about how exactly they plan to empower consumers, but we believe it will be similar to the way Apple engaged consumers when they wanted to eliminate App tracking. When Apple gave consumers that option to opt out, over 90% of them chose to do so.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

Consequently, Inuvo believes this to be good news for consumer privacy advocates because history has shown that when consumers are given a clear choice regarding the use of their data and the tracking of their activity, they overwhelmingly will say “No”.

The simple reason why this is a good thing for Inuvo is because the majority of our competitors need this cookie ID to decide whether or not to bid on a media placement transaction on behalf of their clients and of course, Inuvo’s AI does not.

Within programmatic advertising channels, already 70% of these media transactions no longer contain a persistent cookie ID and that number includes everyone using Apple Safari browsers where cookies were blocked starting in 2020. The remaining 30% is effectively Google Chrome users and consequently we fully expect that number to drop very quickly following the informed consumer choice Google plans to give its users.

While we have said this before, it’s worth mentioning again that Inuvo’s audience discovery and targeting AI already outperforms by a wide margin the best of cookie based technology so we have never required that the cookie disappear, however, its deprecation and ultimately obsolescence is a catalyst for industry change that we believe will accelerate demand for Inuvo given our single biggest obstacle to adoption continues to be the hold incumbents have on clients and the fear those clients have of change.

Let’s shift now to products and clients. As we have discussed in the past, Inuvo has developed two AI technologies, one for audience discovery and targeting, the other for the measurement of marketing’s performance.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

We developed these solutions because we knew these would be the two biggest problems facing advertisers as the internet adapted to a consumer privacy-based paradigm.

Across the industry, we continue to be amazed at how inaccurate the systems are within corporations for measuring the effectiveness of what for many of these brands is their largest expense line. We frequently observe them using KPI’s that incentivize poor behavior in their vendors while inaccurately measuring the influence of the various channels they use on their business.

As has been the case with Media targeting, the industry over time has built technology to help companies understand performance, however that technology has also depended on tracking consumers around the internet and as I mentioned earlier, that mechanism is now severely broken and consequently so are these solutions. This is why we built our predictive media mix modeling capabilities.

We have a number of clients now using this technology, including our largest retail client who began doing business with us not only for our audience technology but also for the capabilities of our media mix technology. This client now uses this capability to measure and optimize the contribution on sales resulting from the dozen different marketing channels they deploy.

Unlike existing methods that require a one-to-one consumer mapping of ad-clicks to conversions using the cookie ID, our technology requires nothing other than the actual spend over time within channels alongside the actual business metrics. Using historical data, these sophisticated machine learning algorithms can detect patterns that allow the AI to predict the amount of money our client should spend within each channel.

This is an analytic product that strategically positions Inuvo alongside the corner office within our clients. We see demand increasing for this product with a number of high-profile prospects in the pipeline including a financial services company that is already using our audience technology.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

We see this product strategically, once installed within a client, being a catalyst for the adoption and expansion of our audience technology in part because it can accurately predict and contrast the value our audience technology is producing, relative to the other marketing strategies.

While our managed services business continues to drive growth, and we signed up another three new agency clients in the quarter, we have also started scaling our self-service capabilities. Larger agencies, mostly owned by the holding companies, have historically not been our target. That has now changed, and we’ve had a half dozen self-serve clients sign up including a major technology company and one of the largest car manufacturers in the world.

The elegance of this self-serve product lies in its flexibility to empower our clients with the ability to easily model and target audiences without our assistance. It also allows us to more quickly scale certain general audience categories like say “back to school” or the “Olympics” and any one of hundreds of other similar audiences but perhaps most importantly this self-serve version of our AI boasts high margins, with gross profit ranging from 85-95%, so accelerated sales here will drop cash to the bottom line at scale.

Across our Agencies & Brand clients, we outperformed KPI’s on average by 30% in the quarter and we expect to sign a master services agreement in the 3rd quarter with one of the largest retailers in the world which will allow media buyers across their enterprise to access our capabilities.

We have already been serving this client for one of their private label brands and the success of those efforts has now resulted in this agreement. The client is forecasted to do roughly $2 million this year with the potential to be significantly larger when the MSA is in place. This client has numerous private label brands and each of those brands are generally limited to using vendors approved by the corporation. In total, it has taken us roughly one and a half years to become this approved vendor.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

Platform relationships continue to be a strong, growth and working capital engine for our company. These clients grew roughly 11% in the quarter and as a group are scaling as we head into what is typically the strongest advertising quarters of the year.

One of our platform clients uses our capabilities in a manner analogous to our self-serve Intentkey product and consequently that revenue is also roughly at a 90% margin contribution to the bottom line. As we have mentioned, this relationship only took hold in 2024, and in Q2 it generated over $200 thousand of this high margin revenue that flows to the bottom line.

I want to also reinforce for our shareholders how important these platform relationships are to our business. Our Agency and Brand clients require working capital, our platform clients generate positive working capital. This important distinction is often missed by our shareholders. These receivables, which historically have had very low risk can be borrowed against to fund working capital needs.

You will have also noted from our press release that we closed a new $10 million credit facility. We use this facility to fund working capital and while we had an existing $5 million facility in place with another financial institution, that facility had certain constraints that did not meet our needs. We anticipate this new arrangement will provide the flexibility we need to continue growing our business.

At this time, I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

Ruiz (CFO) Comments:

Thank you, Rich, and good afternoon, everyone. I will recap the financial results for our second quarter of 2024.

As Rich mentioned, Inuvo reported revenue of $18.2 million for the second quarter 2024, compared to $16.7 million for the same period in the prior year; a 9.4% increase year-over-year. The higher revenue this quarter was driven by our largest Platform client due to a collaborative effort initiated in 2023.

Strategically, we are focused on scaling revenue from Platform clients and signing new mid-size agencies and Brands directly. In the second quarter of 2024, 83% of our revenue came from Platform clients, while 17% came from Agencies and Brands compared to 79% from Platform clients and 21% from Agencies and Brands in the second quarter of 2023.

We expect this revenue mix to continue for the remainder of the year.

Cost of revenue was $2.9 million in the second quarter of 2024, compared to $2.4 million for the same period last year. Cost of revenue is primarily composed of media payments made on behalf of our Agency and Brand clients and to a lesser extent includes payments made to website publishers and app developers that host our advertisements.

We reported a gross profit of $15.3 million, compared to $14.3 million for the same quarter last year, a $1 million increase on a $1.6 million increase in revenue. The gross profit margin for the second quarter of 2024 was 84% compared to 85.8% for the same period last year. We would expect margins to increase in the current quarter.

Operating expenses for the second quarter of 2024 totaled $17.0 million, down from $17.6 million for the same period last year primarily due to lower compensation and general & administrative expense.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

Marketing costs were $12.4 million in the second quarter of 2024 compared to $12.1 million in the same quarter last year. Marketing costs increased primarily because of higher media expenses associated with higher revenue from Platform clients.

Compensation expense for the second quarter of 2024 was $3.0 million compared to $3.3 million in the same quarter of the prior year. Compensation expense was lower in the second quarter of 2024 compared to the same period in 2023 due primarily to lower incentive expense, stock-based compensation and commission expense.

Though the company continues to grow, we reduced our workforce by 13 positions in the second quarter to reduce expense. Our total employment, both full and part-time, was 83 for the second quarter 2024 compared to 84 in the same quarter of the prior year. At 83 associates, our revenue per associate for the trailing twelve months is over $900 thousand, nearly double that of our nearest competitors. We are confident we can deliver on our growth plans with the resources we have and do not expect to add additional resources this year.

General and administrative expense for the second quarter of 2024 was $1.5 million compared to $2.3 million in the prior year. General and administrative costs were lower in the 2024 quarter compared to the same quarter last year primarily due to a lower doubtful accounts expense as our collections has improved.

Net financing expense was approximately $42 thousand in the second quarter of 2024 compared to an expense of approximately $38 thousand in the same quarter last year.

Net loss improved in the second quarter of 2024 to $1.7 million, or 0.01¢ per basic and diluted share, compared to a net loss of $3.4 million, or 0.03¢ per basic and diluted share, for the same period last year, a $1.6 million year-over-year improvement.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

Adjusted EBITDA loss also improved in the second quarter of 2024 to $668 thousand, compared to a loss of $1.8 million for the same period last year, a $1.1 million dollar year-over-year improvement.

As of June 30, 2024, we had cash and cash equivalents of $2.0 million. In addition, we completed an agreement in July for an asset-based working capital line of credit for $10 million.

There was no debt outstanding at June 30, 2024. Our capital structure is composed of 140 million common shares outstanding, 7 million employee restricted stock units outstanding and 107 thousand out-of-the-money warrants.

The company has reduced its cash burn by $1.6 million in the first half of 2024 compared to the same period last year. We expect continued improvement throughout the rest of the year.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally. We had strong first half, achieving year-over-year growth of roughly 24%. Throughout this period, we have also improved Adjusted EBITDA and Free Cash Flow. With $7.7 million in revenue for July, we are entering the second half with strong momentum.

Our higher margin products have started to generate revenue, and we are seeing traction with our predictive media mix modeling product. We are extremely excited about the potential to scale our largest retail client as a result of a master services agreement which is currently being circulated within that client for signature. Our platform relationships continue to scale with significant upside potential.

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Inuvo, Inc. Second Quarter 2024 August 8, 2024

I will now turn the call over to the operator for questions. Operator?

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.

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